Results of Special Meeting of Shareholders of Strong Money Market Fund

At a Special Meeting of the Shareholders of the Fund held on December 22, 2004, shareholders approved the following proposals:

To approve the reorganization of the Strong Money Market Fund into the Wells Fargo Advantage Money Market Fund.


             For                  Against               Abstain

        570,380,570.660        31,826,860.580         22,113,094.050

To approve an interim advisory agreement with Wells Fargo Funds Management, LLC.


             For                  Against                Abstain

        567,739,738.440         32,236,227.490        24,344,559.360

To approve an interim sub-advisory agreement with Wells Capital Management Incorporated.


              For                  Against               Abstain

        566,082,452.990        32,627,269.330        25,610,802.970

Appointment of Messrs. Phillip O. Peterson, William F. Vogt, and Gordon B. Greer as Trustees of the Liquidating Trust, which is referenced in the Agreement and Plan of Reorganization.


                For                 Against                Abstain

          624,320,525.290              -                      -